Federal Home Loan Bank of Des Moines
news release

FOR IMMEDIATE RELEASE
Date: October 25, 2024
Contact: Julie DeVader
515.412.2172
jdevader@fhlbdm.com
Federal Home Loan Bank of Des Moines Announces
Third Quarter 2024 Financial Results, Declares Dividend
Third Quarter 2024 Highlights
•Net income of $204 million
•Voluntary community and housing contributions of $40 million
•Affordable Housing Program (AHP) assessments of $23 million
•Advances totaled $98.9 billion
•Mortgage loans held for portfolio, net totaled $11.4 billion
•Letters of credit totaled $18.2 billion
•Retained earnings totaled $3.4 billion
Dividend
The Board of Directors approved a third quarter 2024 dividend to be paid at an annualized rate of 9.50 percent on average activity-based stock, and 6.00 percent on average membership stock, unchanged from the prior quarter. The Federal Home Loan Bank of Des Moines (the Bank) expects to make dividend payments totaling $137 million on November 13, 2024.
Affordable Housing and Community Impact
The Bank’s housing and community development programs are central to its mission by providing reliable liquidity and funding to help its members build strong communities and support their affordable housing needs. The Bank contributes 10 percent of its net income each year to its AHP, an annual grant program that supports the creation, preservation, or purchase of affordable housing. This program includes a competitive AHP and two down payment products called Home$tart and the Native American Homeownership Initiative. During the third quarter of 2024, the Bank accrued AHP assessments of $23 million and disbursed $13 million of AHP funds through this program. The Bank recorded an additional $4 million voluntary AHP contribution during the third quarter of 2024.
In addition to its AHP, the Bank offers its members other voluntary programs to further its housing mission and provide more support for affordable housing initiatives. During the third quarter of 2024, the Bank authorized an additional $4 million through Mortgage Rate Relief (MRR), which will provide a total of approximately $29 million in subsidy to those seeking affordable homeownership. MRR is designed to make homeownership attainable for borrowers at or below 80 percent of the area median income, by providing them an interest rate that is approximately two percentage points lower than the current market rate. During the third quarter of 2024, the Bank funded $210 million of loans under this program and recorded $20 million in subsidy expense. During the third quarter of 2024, the Bank launched a new program, the Habitat for Humanity® Advance Rate Discount. This program provides up to $100 million in zero percent advances to members that originate or purchase mortgage loans from a Habitat for Humanity® affiliate. During the third quarter of 2024, the Bank originated $70 million of zero percent advances and recorded $16 million in subsidy expense.

Financial Results Discussion

Net Income - For the three and nine months ended September 30, 2024, the Bank recorded net income of $204 million and $708 million compared to $265 million and $706 million for the same periods in 2023.
Net Interest Income - For the three and nine months ended September 30, 2024, the Bank recorded net interest income of $327 million and $995 million, a decrease of $13 million and an increase of $36 million when compared to the same periods in 2023. The decline during the three months ended September 30, 2024 was primarily due to lower average advance balances, which also reduced earnings on invested capital. The decline was offset in part by improved asset-liability spreads on our investments, driven by higher-yielding mortgage-backed security (MBS) purchases.
Net interest income during the nine months ended September 30, 2024 increased primarily due to higher asset-liability spread resulting largely from higher-yielding MBS purchases and increased longer-term advances, as well as higher short-term interest rates, which improved earnings on invested capital. The increase was partially offset by lower average advance balances.
Other Income (Loss) - For the three and nine months ended September 30, 2024, the Bank recorded other losses of $14 million and $19 million, a decline of $17 million and an improvement of $10 million when compared to the same periods in 2023. The decline in other (income) loss during the three months ended September 30, 2024 was primarily due to the net changes in fair value on the Bank’s trading securities, fair value option instruments, and economic derivatives. During the nine months ended September 30, 2024, the improvement in other (income) loss was driven by net gains recorded on litigation settlements and increased fees on standby letters of credit. The increase was offset in part by the net changes in fair value on the Bank’s trading securities, fair value option instruments, and economic derivatives.
Other Expense - For the three and nine months ended September 30, 2024, the Bank recorded other expense of $86 million and $191 million, an increase of $38 million and $47 million when compared to the same periods in 2023. The increase during the three and nine months ended September 30, 2024 was primarily driven by an increase in voluntary community and housing contributions of $35 million and $32 million when compared to the same periods in 2023. Additionally, the increase during the nine months ended September 30, 2024 was driven by higher contract labor and consultant costs.
Assets - The Bank’s total assets decreased to $162.0 billion at September 30, 2024, from $184.4 billion at December 31, 2023, driven primarily by a decline in advances. Advances decreased $23.6 billion due mainly to a decline in borrowings by large depository institution members, offset in part by an increase in borrowings by insurance companies.
Capital - Total capital decreased to $9.3 billion at September 30, 2024 from $9.8 billion at December 31, 2023, primarily due to a decrease in activity-based capital stock resulting from a decline in advance balances.

Federal Home Loan Bank of Des Moines Financial Highlights (preliminary and unaudited) Dollars in millions
Selected Balance Sheet Items	September 30, 2024	December 31, 2023
Advances	$98,923	$122,530
Investments	49,649	49,828
Mortgage loans held for portfolio, net	11,398	9,967
Total assets	161,979	184,406
Consolidated obligations	150,532	171,498
Capital stock - Class B putable	5,892	6,873
Retained earnings	3,422	3,138
Total capital	9,284	9,831
Total regulatory capital[1]	9,323	10,023
Regulatory capital ratio	5.76%	5.44%
1    Total regulatory capital includes capital stock, mandatorily redeemable capital stock, and retained earnings. The regulatory capital ratio is calculated as regulatory capital as a percentage of period end assets.

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
Operating Results	2024	2023	2024	2023
Net interest income	$327	$340	$995	$959
Provision (reversal) for credit losses on mortgage loans	—	—	(2)	1
Other income (loss)	(14)	3	(19)	(29)
Other expense	86	48	191	144
Affordable Housing Program assessments	23	30	79	79
Net income	$204	$265	$708	$706
Performance Ratios
Net interest spread	0.48%	0.42%	0.45%	0.42%
Net interest margin	0.77	0.74	0.75	0.71
Return on average equity (annualized)	8.40	11.31	9.77	10.28
Return on average assets (annualized)	0.47	0.56	0.52	0.51

The financial results reported in this earnings release for the third quarter of 2024 are preliminary until the Bank announces unaudited financial results in its Third Quarter 2024 Form 10-Q filed with the Securities and Exchange Commission, expected to be available next month at www.fhlbdm.com and www.sec.gov.
The Bank is a member-owned cooperative whose mission is to be a reliable provider of funding, liquidity, and services for its members so that they can meet the housing, business, and economic development needs of the communities they serve. The Bank is wholly owned by over 1,250 members, including commercial banks, savings institutions, credit unions, insurance companies, and community development financial institutions. The Bank serves Alaska, Hawaii, Idaho, Iowa, Minnesota, Missouri, Montana, North Dakota, Oregon, South Dakota, Utah, Washington, Wyoming, and the U.S. Pacific territories of American Samoa, Guam, and the Commonwealth of the Northern Mariana Islands. The Bank is one of 11 regional banks that make up the Federal Home Loan Bank System.
Statements contained in this announcement, including statements describing the objectives, projections, estimates, or future predictions in the Bank’s operations, may be forward-looking statements. These statements may be identified by the use of forward-looking terminology, such as believes, projects, expects, anticipates, estimates, intends, strategy, plan, could, should, may, and will or their negatives or other variations on these terms. By their nature, forward-looking statements involve risk or uncertainty, and actual results could differ materially from those expressed or implied or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. As a result, you are cautioned not to place undue reliance on such statements. A detailed discussion of the more important risks and uncertainties that could cause actual results and events to differ from such forward-looking statements can be found in the “Risk Factors” section of the Bank’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the SEC. These forward-looking statements apply only as of the date they are made, and the Bank undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.